UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 21, 2020

Date of Report (Date of earliest event reported)

Bicycle Therapeutics plc

(Exact name of registrant as specified in its charter)

England and Wales	001-38916	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

B900, Babraham Research Campus Cambridge CB22 3AT United Kingdom	Not Applicable
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +44 1223 261503

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, nominal value £0.01 per share	n/a	The Nasdaq Stock Market LLC*
American Depositary Shares, each representing one ordinary share, nominal value £0.01 per share	BCYC	The Nasdaq Stock Market LLC

* Not for trading, but only in connection with the listing of the American Depositary Shares on The Nasdaq Stock Market LLC.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).                                                       Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.	Entry into a Material Definitive Agreement

On February 21, 2020, Bicycle Therapeutics plc (the “Company” or “Bicycle”) entered into a Discovery Collaboration and License Agreement (the “Genentech Collaboration Agreement”) with Genentech, a member of the Roche Group. The collaboration is focused on the discovery and development of Bicycle peptides directed to biological targets selected by Genentech and aimed at developing up to four potential development candidates against multiple immuno-oncology targets suitable for Genentech to advance into further development and commercialization. Bicycle will be responsible for discovery and lead optimization of such Bicycle peptides through specified phases of the collaboration, and following drug candidate selection Genentech will be responsible for all future research and development. The initial discovery and optimization activities will focus on two immuno-oncology targets, potentially with additional targeting elements, and Genentech has the option to nominate up to two additional immuno-oncology targets, potentially with additional targeting elements, to be the subject of additional collaboration programs during a specified period following completion of certain activities under an agreed research plan, in which case Genentech will pay to the Company an expansion fee of $10.0 million per additional collaboration program. Genentech has the right, under certain limited circumstances, to select an alternative target to be the subject of a collaboration program, in some cases subject to payment of an additional target selection fee.

Under the Genentech Collaboration Agreement, Genentech will make an upfront payment to the Company of $30.0 million. The Company will perform research activities for each target under the collaboration, under a mutually agreed upon research plan through specified collaboration phases, under the oversight of a joint research committee. For each collaboration program, Genentech may elect, at its sole discretion, to progress development candidates into further preclinical development and obtain exclusive worldwide development and commercialization rights for compounds directed to the target of such collaboration program in exchange for success-based milestone payments totaling $10-12 million per collaboration program.

On a collaboration program-by-collaboration program basis, if Genentech elects to obtain exclusive development and commercialization rights and pays the applicable success-based milestone payments, Genentech will be required to make milestone payments to the Company upon the achievement of specified development, regulatory, and initial commercialization milestones for products arising from each collaboration program, totaling up to $200.0 million. In addition, the Company is also eligible to receive up to $200.0 million in sales milestone payments on a product-by-product basis. In addition, to the extent any of the product candidates covered by the licenses conveyed to Genentech are commercialized, the Company would be entitled to receive tiered royalty payments on net sales at percentages ranging from the mid-single to low double-digits, subject to certain standard reductions and offsets. Royalties will be payable, on a product-by-product and country-by-country basis, until the later of the expiration of specified licensed patents covering such product in such country, or ten years from first commercial sale of such product in such country.

Either party may terminate the Genentech Collaboration Agreement for the uncured material breach of the other party or in the case of insolvency. Genentech may terminate the Genentech Collaboration Agreement for convenience on specified notice periods depending on the development stage of the applicable program, either in its entirety or on a program-by- program basis or major market-by-major market basis.

The above description of the Genentech Collaboration Agreement does not purport to be complete and is qualified in its entirety by reference to the Genentech Collaboration Agreement, which will be filed as an exhibit to the Company's Annual Report on Form 10-K for the period ending December 31, 2019.

Item 8.01	Other Events.

On February 25, 2020, the Company issued a press release announcing the Company’s entry into the Genentech Collaboration Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)       Exhibits

Exhibit No.	Description
99.1	Press release dated February 25, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 25, 2020	BICYCLE THERAPEUTICS PLC

	By:	/s/ Lee Kalowski
	Name:	Lee Kalowski
	Title:	Chief Financial Officer